[Letterhead of Paradise Music & Entertainment, Inc.]

                                                     January 15, 1998


Mr. Thomas Cohen
1290 Avenue of the Americas
2nd Floor
New York, N.Y. 10104

            Re:   Compensation as an Outside Director

Dear Tom:

            The purpose of this letter is to confirm the arrangements that have been in effect since July 1, 1997 with respect to fees payable to you as an outside Director. The arrangements that we have been operating under since July 1, 1997 are that you will be paid an annual directors fee of $18,000 for each fiscal year. One half of the compensation is payable in cash on a quarterly basis and one half is payable in shares of common stock on a quarterly basis valued at the closing price of the last trading day of each quarter. As we agreed, there will be no other compensation payable to you as an outside director, other than reimbursement of out of pocket expenses. This will also acknowledge that you are automatically entitled to receive options covering 5,000 shares under the outside Directors Stock Option Program on each July 1, so long as you remain an outside director.

            A consulting agreement is to be entered into as of January 1, 1998 covering consulting services to be performed by you beyond your duties as an outside director.

            I tremendously appreciate and value your help. Will you please confirm our arrangement by signing a copy of this letter in the space indicated below and returning it to me.

                                           Very truly yours,


                                           /s/ John Loeffler, President
                                           -------------------------------------
                                       By: John Loeffler, President

Accepted and Agreed


/s/ Thomas Cohen
---------------------------------
      Thomas Cohen